Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release — February 4, 2009

DATALINK REPORTS 2008 FOURTH-QUARTER AND FULL YEAR OPERATING RESULTS

 Record 2008 Revenues up 10% from 2007

Fourth Quarter 2008 Results in Line with Updated Guidance

MINNEAPOLIS – February 4, 2009 - . Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended December 31, 2008, were $48.2 million compared to $50.7 million for the prior-year period. Revenues for the year ended December 31, 2008, increased 10 percent to $195.6 million compared to $177.8 million for the prior-year period.

GAAP Results

On a GAAP basis, the company reported net earnings of $843,000, or $0.07 per diluted share for the fourth quarter ended December 31, 2008. This compares to net earnings of $1.4 million, or $0.11 per diluted share, in the fourth quarter of 2007. For the year ended December 31, 2008, the company reported net earnings of $3.4 million, or $0.27 per diluted share, compared to net earnings of $1.2 million, or $0.10 per diluted share for the year ended December 31, 2007.

Non-GAAP Results

Non-GAAP net earnings for the fourth quarter of 2008 were $1.1 million, or $0.09 per diluted share, compared to non-GAAP net earnings of $1.6 million or $0.13 per diluted share, in the fourth quarter of 2007. For the year ended December 31, 2008, the company reported non-GAAP net earnings of $4.5 million, or $0.36 per diluted share, compared to non-GAAP net earnings of $2.6 million, or $0.21 per diluted share for 2007.

Charlie Westling, Datalink’s President and CEO, commented, “While we were disappointed with the revenue and earnings shortfall in the fourth quarter, 2008 was a year of records and significant accomplishments for the company. Highlights included:

•                  Total revenues in 2008 increased 10% over 2007 to a record $195.6 million; services revenue increased 23% over the previous year to $82.1 million, also a record;

•                  Gross profit margin for the year was 27% which was the highest annual percentage since 2001;

•                  Earnings from operations increased 340% over 2007 to $5.1 million;

•                  Employee productivity, as measured by gross profit per employee, increased 11% over the previous year to a record $256,000;

•                  Balance sheet strengthened in 2008 with year-end cash and investments at $27.7 million, up $2.6 million from the prior year, with no debt;

•                  Greater customer breadth and diversity, with 36 customers generating over $1 million of revenue during the year versus 28 customers at that level in 2007, and no customer representing more than 5% of total revenues during 2008.”

Westling continued, “Against the backdrop of very challenging economic conditions as we head into 2009, we plan to build upon our current platform and financial strength, expand our market share and improve our competitive position in the marketplace. Datalink’s priorities are:

•                  Investing in customer-facing teams to acquire top tier sales and engineering talent to expand our footprint in key markets and grow market share;

•                  Reducing corporate expenses and realigning corporate resources to lower our quarterly sales break-even levels from approximately $44 million currently, to less than $40 million over the next few quarters;

•                  Expanding our customer support capabilities and tools-based professional services offerings to deliver more value to our customers;

•                  Driving greater penetration of storage practices and solutions into our enterprise customer base through emerging technologies such as data deduplication and virtualization which deliver compelling cost savings and return on investment; and

•                  Pursuing acquisitions that will enable the company to achieve critical mass in key locations faster or provide additional services to our customers.”

Outlook

The company ended the fourth quarter of 2008 with a record backlog of $33 million. This backlog was greater than expected primarily due to the timing of orders received during the fourth quarter. While backlog entering the first quarter of this year was stronger than in recent quarters, we are seeing the negative impact of the economic slowdown affect many of our customers, with less visibility into their purchasing plans and greater scrutiny given to storage spending projects. In some cases, customers have not yet established budgets for storage initiatives for this year, as they take a wait-and-see approach in the midst of the current economic uncertainty. We have also had some customers decide to delay the implementation of projects from this quarter to later in the year due to data center readiness issues or other changing circumstances. Some of these delays involve customers who have already purchased and paid for equipment and services to be delivered by us. Because we recognize revenue upon completion of projects, any delays in implementation timelines from the current quarter to a later date will negatively affect our results this quarter.

The combination of all of these factors leads us to conclude that first quarter of 2009 results will likely be lower than last year’s first quarter results, and below our internal plan. Specifically, we expect revenues to be between $37 and $42 million for the quarter. Our first quarter expenses typically increase due to payroll taxes, accounting for employee benefits and audit related expenses. However, we are taking steps to reduce our cost structure in light of our lowered revenue expectations. With sequentially higher expenses, partially offset by expense reduction actions, applied to the forecasted range of revenues for the quarter, we expect a net loss per diluted share in the first quarter of 2009 to be between $0.04 and $0.09 on a GAAP basis, and a net loss of between $0.02 and $0.07 per diluted share on a non-GAAP basis. This compares to revenues of $47.7 million with GAAP earnings of $0.04 per diluted share and non-GAAP earnings of $0.06 per diluted share in the first quarter of 2008. Non-GAAP earnings per share exclude the effect of purchase accounting adjustments from the MCSI acquisition to deferred revenue, stock-based compensation expense, amortization of acquisition related intangible assets, and the related effects on income taxes. The company estimates this total effect will be approximately $.02 per diluted share for the first quarter of 2009.

Conference Call and Webcast Today

Datalink will hold a conference call today at 4:00 p.m. Central Time during which time Datalink’s president and chief executive officer, Charlie Westling, and vice president of finance and chief financial officer, Greg Barnum, will discuss company results and provide a business overview. Participants can access the conference call by dialing (866) 323-3836. Participants will be asked to identify the Datalink conference and provide the designated identification number (8135275). A live Webcast of the conference call can be heard via Datalink’s Website at www.datalink.com.

About Datalink

An information storage architect since 1987, Datalink helps organizations store, manage, and protect one of their most critical assets—information. The company’s solutions and services span four practices: backup and recovery; consolidation and virtualization; archive and compliance; and business applications. From analysis and design to implementation, management and support, Datalink is focused on maximizing the business value of IT.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including our internal projections of anticipated 2009 results, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, integration costs related to acquisitions and the related effects on income taxes. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Chief Financial Officer
Phone: 952-279-4794	Phone: 952-279-4816
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales:
Products	$27,083	$31,584	$113,493	$111,201
Services	21,102	19,091	82,104	66,571
Total net sales	48,185	50,675	195,597	177,772

Cost of sales:
Cost of product sales	20,736	23,609	84,980	84,369
Cost of service sales	14,893	13,652	57,966	48,111
Total cost of sales	35,629	37,261	142,946	132,480
Gross profit	12,556	13,414	52,651	45,292
Operating expenses:
Sales and marketing	5,729	5,933	23,368	22,067
General and administrative	2,661	2,770	11,902	11,720
Engineering	2,801	2,291	11,590	9,181
Integration costs	—	—	—	442
Amortization of intangibles	178	177	711	727
	11,369	11,171	47,571	44,137
Earnings from operations	1,187	2,243	5,080	1,155
Interest income	117	232	589	983
Other income (expense)	1	(24)	(37)	(75)
Earnings before income taxes	1,305	2,451	5,632	2,063
Income tax expense	462	1,031	2,236	864
Net earnings	$843	$1,420	$3,396	$1,199

Net earnings per common share:
Basic	$0.07	$0.12	$0.27	$0.10
Diluted	$0.07	$0.11	$0.27	$0.10
Weighted average common shares outstanding:
Basic	12,385	12,306	12,370	12,156
Diluted	12,416	12,403	12,495	12,392

DATALINK CORPORATION

BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$26,257	$22,687
Short term investments	1,473	2,477
Accounts receivable, net	22,293	26,156
Inventories	1,230	6,034
Deferred customer support contract costs	43,674	39,707
Inventories shipped but not installed	10,235	9,048
Current deferred income taxes	1,417	1,049
Income tax receivable	14	—
Other current assets	219	350
Total current assets	106,812	107,508
Property and equipment, net	2,088	2,270
Goodwill	17,748	17,748
Intangibles, net	2,900	3,611
Other assets	271	332
Total assets	$129,819	$131,469

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$23,377	$33,391
Accrued commissions	1,328	2,038
Accrued income taxes	—	283
Accrued sales and use tax	403	1,167
Accrued expenses, other	3,451	2,288
Sublease reserve current	311	335
Deferred revenue from customer support contracts	56,915	52,014
Total current liabilities	85,785	91,516
Deferred rent	157	226
Deferred income tax liability	723	537
Sublease reserve non-current	635	946
Total liabilities	87,300	93,225

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 12,930,264 and 12,476,419 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	13	12
Additional paid-in capital	40,144	39,266
Retained Earnings (accumulated deficit)	2,362	(1,034)
Total stockholders’ equity	42,519	38,244
Total liabilities and stockholders’ equity	$129,819	$131,469

DATALINK CORPORATION

RECONCILIATION  BETWEEN GAAP AND NON-GAAP NET INCOME

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net earnings on a GAAP basis	$843	$1,420	$3,396	$1,199
Adjustments:
Purchase accounting adjustment to MCSI deferred revenue	26	77	155	664
Total gross margin adjustments	26	77	155	664

Stock based compensation expense included in sales and marketing	75	48	292	173
Stock based compensation expense included in general and administrative	98	71	395	315
Stock based compensation expense included in engineering	68	13	272	28
MCSI Integration costs	—	—	—	442
Amortization of intangible assets	178	177	711	727
Total operating expense adjustments	419	309	1,670	1,685

Income tax effect	(158)	(162)	(724)	(987)

Non-GAAP net earnings (loss)	$1,130	$1,644	$4,497	$2,561

Non-GAAP net earnings (loss) per share - Basic	$0.09	$0.13	$0.36	$0.21
Non-GAAP net earnings (loss) per share - Diluted	$0.09	$0.13	$0.36	$0.21

Shares used in non-GAAP per share calculation - Basic	12,385	12,306	12,370	12,156
Shares used in non-GAAP per share calculation - Diluted	12,416	12,403	12,495	12,392

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	December 31,
	2008	2007

Cash flows from operating activities:
Net earnings	$3,396	$1,199
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for bad debts	125	46
Depreciation	966	1,101
Amortization of intangibles	711	727
Amortization of discount on short term investments	(1)	(31)
Deferred income taxes	(182)	421
Deferred rent	(69)	59
Amortization of sublease reserve	(335)	(360)
Stock based compensation expense	959	516
Loss on disposal of assets	17	60
Changes in operating assets and liabilities; net of effects from purchase of MCSI in 2007
Accounts receivable	3,738	(2,960)
Inventories	3,617	(6,186)
Deferred customer support contract costs/revenues, net	934	4,313
Accounts payable	(10,014)	5,334
Accrued expenses	(594)	800
Other	178	11
Net cash provide by operating activities	3,446	5,050

Cash flows from investing activities:
Proceeds from sale of investments	1,004	(2,446)
Purchases of property and equipment	(800)	(1,234)
Payment for purchase of MCSI, net of cash acquired	—	(1,837)
Net cash provided by (used in) investing activities	204	(5,517)

Cash flows from financing activities:
Proceeds from issuance of common stock from option exercises	48	394
Tax withholding payments reimbursed by restricted stock	(128)	(140)
Net cash provided by (used in) financing activities	(80)	254

Increase (decrease) in cash and cash equivalents	3,570	(213)
Cash and cash equivalents, beginning of period	22,687	22,900
Cash and cash equivalents, end of period	$26,257	$22,687

Supplemental disclosure of non-cash investing and financing activities:
Issuance of 1,163,384 shares of common stock in connection with acquisition of MCSI	$—	$8,953